                                                                    Exhibit (11)

                                STEPAN COMPANY
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      1995      1994
                                                     -------   -------
Computation of Per Share Earnings
---------------------------------
Net Income                                           $16,119   $13,845
Deduct dividends on preferred stock                    1,069     1,076
                                                     -------   -------
Income applicable to common stock                    $15,050   $12,769
                                                     =======   =======
Weighted average number of shares outstanding          9,984     9,924
Per share earnings*                                  $ 1.507   $ 1.287
                                                     =======   =======

Computation of Per Share Primary Earnings
-----------------------------------------
Income applicable to common stock                    $15,050   $12,769
                                                     =======   =======
Weighted average number of shares outstanding          9,984     9,924
Add net shares issuable from assumed exercise
 of options (under treasury stock method)                166       142
                                                     -------   -------
Shares applicable to primary earnings                 10,150    10,066
                                                     =======   =======
Per share primary earnings*                          $ 1.483   $ 1.269
                                                     =======   =======
Dilutive effect                                         1.6%      1.4%
                                                     =======   =======

Computation of Per Share Fully Diluted Earnings
-----------------------------------------------
Net income                                           $16,119   $13,845
                                                     =======   =======
Weighted average number of shares outstanding          9,984     9,924
Add net shares issuable from assumed exercise
 of options (under treasury stock method)                166       154
Add weighted average shares issuable from assumed
 conversion of convertible preferred stock               888       894
                                                     -------   -------
Shares applicable to fully diluted earnings           11,038    10,972
                                                     =======   =======
Per share fully diluted earnings*                    $ 1.460   $ 1.262
                                                     =======   =======
Dilutive effect                                         3.1%      1.9%
                                                     =======   =======


*  Rounded

This calculation is submitted in accordance with Regulation S-K, item
601(b)(11).